UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HCA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

     On or about October 17, 2006, we mailed a proxy statement relating to a special meeting of shareholders of HCA Inc. (“HCA” or the “Company”) scheduled for November 16, 2006 to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 24, 2006, by and among the Company, Hercules Holding II, LLC, a Delaware limited liability company, and Hercules Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Hercules Holding II, LLC.
      As disclosed in the definitive proxy statement, HCA, Jack O. Bovender, Jr., Richard M. Bracken, each of the Company’s directors, and the Investor Group (as defined in the definitive proxy statement) are defendants in six class action lawsuits that have been consolidated in the Chancery Court for Davidson County, Tennessee in connection with the Company’s proposed merger with an entity currently controlled by affiliates of Bain Capital Partners, Kohlberg Kravis Roberts & Co. and Merrill Lynch Global Private Equity. HCA and the other named parties have entered into a memorandum of understanding with plaintiffs’ counsel in connection with the aforementioned class action lawsuits (the “Memorandum of Understanding”). Under the terms of the Memorandum of Understanding, HCA, the other named parties and the plaintiffs have agreed to settle the lawsuit subject to court approval. If the court approves the settlement contemplated in the Memorandum of Understanding, the lawsuit will be dismissed with prejudice.
      Pursuant to the terms of the Memorandum of Understanding, Hercules Holding II, LLC, the entity formed by the Investor Group in connection with the proposed transaction, has agreed to waive that portion in excess of $220 million of any termination fee that it has a right to receive under the merger agreement. Also, HCA and the other parties have agreed not to assert that a shareholder’s demand for appraisal is untimely under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) where such shareholder has submitted a written demand for appraisal within 30 calendar days of the shareholders meeting held to adopt the merger agreement (with any such deadline being extended to the following business day should the 30th day fall on a holiday or weekend). HCA and the other parties also have agreed not to assert that (i) the surviving corporation in the merger or a shareholder who is entitled to appraisal rights may not file a petition in the Court of Chancery of the State of Delaware demanding a determination of the value of the shares held by all such shareholders if such petition is not filed within 120 days of the effective time of the merger so long as such petition is filed within 150 days of the effective time, (ii) a shareholder may not withdraw such shareholder’s demand for appraisal and accept the terms offered by the merger if such withdrawal is not made within 60 days of the effective time of the merger so long as such withdrawal is made within 90 days of the effective time of the merger, and (iii) that a shareholder may not, upon written request, receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger with respect to which demands for appraisal have been received and the aggregate number of holders of such shares if such request is not made within 120 days of the effective time of the merger so long as such request is made within 150 days of the effective time.
      The Memorandum of Understanding will be null and void and of no force and effect if the merger is not approved by the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote at the meeting, the merger agreement is terminated under circumstances where the merger has not been previously consummated or final court approval of the settlement of the aforementioned class action lawsuits does not occur for any reason. In addition, the plaintiffs will have the right to terminate the Memorandum of Understanding if a majority of the shares voted on the proposal to adopt the merger agreement (excluding shares held by Dr. Frist and certain entities affiliated with Dr. Frist) are not voted “for” such proposal.
      In addition, pursuant to the terms of the Memorandum of Understanding, HCA has agreed to make the supplemental disclosures set forth below, but HCA does not make any admission that such supplemental disclosures are material.
      The following supplements the disclosure included in the definitive proxy statement.

(1)	The section of the proxy statement entitled “Special Factors — Background of the Merger” is hereby supplemented as follows:
      The Company has previously disclosed that on July 18, 2006, representatives of the sponsors contacted representatives of Credit Suisse by telephone and informed them that the sponsors would be willing to submit a proposal for a sale of the Company at $50.50 per share, subject to the same conditions as their prior indication. The Company supplementally notes that, when Dr. Frist joined the July 18, 2006 meeting by telephone, he advised the special committee that representatives of the sponsors had requested that he relay the increased price indication of $50.50 per share to the special committee as had previously been communicated to Credit Suisse.
      Pursuant to an engagement later dated July 23, 2006, the sponsors engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) to act as their financial advisor in connection with the possible acquisition of HCA. Merrill Lynch was retained to provide strategic advice relating to structuring and negotiating a possible acquisition of HCA. Under the terms of the engagement letter, the sponsors have agreed to pay Merrill Lynch a fee for its services of $35 million in the event that the merger is consummated. In addition, in the event that a termination fee is payable to Parent pursuant to the merger agreement, Merrill Lynch is entitled to receive a fee of $5 million. The sponsors have also agreed to reimburse Merrill Lynch for certain of its expenses incurred in connection with its engagement. In addition, the sponsors have agreed to indemnify Merrill Lynch and any of its affiliates and their respective directors, officers, employees, agents and controlling persons against certain liabilities and expenses relating to or arising out of, or in connection with, any transaction contemplated by the engagement.

(2)	The section of the proxy statement entitled “Special Factors — Financing of the Merger — Equity Financing” is hereby supplemented as follows:
      The Company has previously disclosed that the amount of equity required to be funded by the private equity funds sponsored by each of Bain, KKR and Merrill Lynch will be reduced on a pro rata basis to the extent of certain cash on hand of the Company, including cash that may be available as a result of dividends paid to HCA from its wholly-owned subsidiaries. The Company notes that its wholly-owned insurance subsidiary, Health Care Indemnity, Inc., has declared a dividend in the amount of $365 million. The dividend has been approved by applicable regulatory authorities and is anticipated to be paid to the Company following adoption of the merger agreement by HCA’s shareholders and prior to the consummation of the merger.

(3)	The section of the proxy statement entitled “Special Factors — Litigation Related to the Merger” is hereby supplemented as follows:
      The Company believes that, under Delaware law, the consummation of the merger will terminate shareholders’ equity interest in the Company and thereby extinguish the shareholder derivative claims asserted in Raymond Lynch, Derivatively on Behalf of HCA Inc. v. Jack O. Bovender, Jr., et. al. and HCA Inc., Civil Action No. 06C127 (pending in the Circuit Court for the State of Tennessee, 20th Judicial District Davidson County, at Nashville), and In re HCA, Inc. Derivative Litigation, No. 3:05-0968 (pending in the United States District Court for the Middle District of Tennessee, at Nashville) (collectively, the “Derivative Cases”). The Company has engaged in discussions with the shareholder plaintiffs in the Derivative Cases regarding the extinguishment of their cases and the plaintiffs have indicated that they disagree with the Company’s interpretation of Delaware law. In connection with the entry into the Memorandum of Understanding, the Company has determined that it is in the Company’s best interest to settle the Derivative Cases and has agreed in principle to do so.

(4)	The section of the proxy statement entitled “Important Information About HCA — Projected Financial Information” is hereby supplemented as follows:
      The Company has previously disclosed that certain members of senior management have interests in the merger different from, and in addition to, those of other shareholders of HCA. In addition, the Company supplementally notes that the members of senior management of the Company who prepared the projected financial information, including the Final Management Projections provided to the special committee, Credit Suisse and Morgan Stanley, have interests in the transaction that are different from, and/or in addition to, the interests of HCA’s shareholders. These members of senior management, including Messrs. Bovender, Bracken, Johnson and certain group level executives, are entitled to certain payments upon consummation of the merger and have committed to invest certain amounts into the surviving corporation. See “Interests of the Company’s Directors and Executive Officers in the Merger — HCA Equity Compensation and Bonus Plans” and “— New Arrangements with the Surviving Corporation After Closing.”

(5)	The section of the proxy statement entitled “Important Information About HCA — Prior Stock Purchases” is hereby supplemented as follows:
      The following tables set forth additional information regarding purchases of HCA Common Stock by HCA pursuant to its open market purchase program for the periods indicated.

Quarter Ended

	9/30/04			12/31/04

			Number of			Number of
	Range of Price($)	Average Price($)	Shares	Range of Price($)	Average Price($)	Shares

HCA Inc.	—	—	—	39.35 - 40.89	40.29	880,351

Quarter Ended

	3/31/05			6/30/05

			Number of			Number of
	Range of Price($)	Average Price($)	Shares	Range of Price($)	Average Price($)	Shares

HCA Inc.	—	—	—	—	—	—

Quarter Ended

	9/30/05			12/31/05

			Number of			Number of
	Range of Price ($)	Average Price ($)	Shares	Range of Price ($)	Average Price ($)	Shares

HCA Inc.	—	—	—	50.98 - 52.47	51.80	7,952,504

Quarter Ended

	3/31/06			6/30/06

			Number of			Number of
	Range of Price ($)	Average Price ($)	Shares	Range of Price ($)	Average Price ($)	Shares

HCA Inc.	47.78 - 51.51	49.87	13,056,700	—	—	—

Quarter Ended

9/30/06

Number of
	Range of Price ($)	Average Price ($)	Shares

HCA Inc.	—	—	—
Important Additional Information Regarding the Merger
      In connection with the proposed Merger, HCA has filed a definitive proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by HCA at the Securities and Exchange Commission’s web site at http://www.sec.gov/. The definitive proxy statement and such other documents may also be obtained for free from HCA by directing such request to HCA Inc., Office of Investor Relations, One Park Plaza, Nashville, Tennessee 37203, telephone: (615) 344-2068.
      HCA and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed Merger. Information concerning the interests of HCA’s participants in the solicitation, which may be different than those of HCA shareholders generally, is set forth in HCA’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the Merger.